Exhibit 3.5(a)
CHARTER
OF
ASC DEVELOPMENT CORP.
          The undersigned person, having capacity to contract and acting as the incorporator of a corporation under the Tennessee Business Corporation Act, as amended, adopts the following charter for such corporation:
          1. The name of the corporation is ASC Development Corp.
          2. The street address, zip code and county of the initial registered office of the corporation in the State of Tennessee shall be c/o Boult, Cummings, Conners & Berry, 222 Third Avenue North, Nashville, Davidson County, Tennessee 37201.
          3. The name of the initial registered agent of the corporation, located at the registered office set forth above, is Richard F. Warren, Jr.
          4. The street address and zip code of the principal office of the corporation shall be 395 Wallace Road, Nashville, Tennessee 37211.
          5. The corporation is for profit.
          6. The name, street address and zip code of the incorporator is Debra Lynn Finley, Boult, Cummings, Conners & Berry, 222 Third Avenue North, Nashville, Tennessee 37201.
          7. The maximum number of shares which the corporation shall have the authority to issue is 1,000 shares of common capital stock, having no par value.
          8. The board of directors is not authorized to issue any shares of any class or series of the stock of the corporation without certificates in form and content as prescribed by Section 48-16-206 of the Tennessee Business Corporation Act, as amended from time to time.

          9. (a) To the maximum extent permitted by the provisions of T.C.A. 48-18-501, et seq. of the Tennessee Business Corporation Act, as amended from time to time (provided, however, that if an amendment to such act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this paragraph which occur subsequent to the effective date of such amendment), this corporation shall indemnify and advance expenses to any person, his heirs, executors and administrators, for the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including counsel fees actually incurred as a result of such proceeding or action or any appeal thereof, and against all fines (including any excise tax assessed with respect to an employee benefit plan), judgments, penalties and amounts paid in settlement thereof, provided that such proceeding or action be instituted by reason of the fact that such person is or was a director of this corporation.
               (b) This corporation may, to the maximum extent permitted by the provisions of T.C.A. 48-18-501 et seq. of the Tennessee Business Corporation Act, as amended from time to time (provided, however, that if an amendment to such act limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this paragraph which occur subsequent to the effective date of such amendment), indemnify and advance expenses to any person, his heirs, executors and administrators, to the same extent as set forth in Paragraph 9(a) above, provided that the underlying proceeding or action be instituted by reason of the fact that such person is or was an officer, employee or agent of this corporation, and may also indemnify and advance expenses to such person to the extent, consistent with public policy, determined by the Board of Directors.
               (c) The rights to indemnification and advancement of expenses set forth in Paragraphs 9(a) and 9(b) above are contractual between the corporation and the person being indemnified, his heirs, executors and administrators. The rights to indemnification and advancement of expenses set forth in Paragraphs 9(a) and 9(b) above are nonexclusive of other similar rights which may be granted by law, this charter, a resolution of the Board of Directors or shareholders of the corporation, the purchase and maintenance of insurance by the corporation, or an agreement with the corporation, which means of indemnification and advancement of expenses are hereby specifically authorized.
               (d) Any repeal or modification of the provisions of this Paragraph 9, directly or by the adoption of an inconsistent provision of this charter, shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification.
          10. (a) No person who is or was a director of this corporation, nor his heirs, executors or administrators, shall be personally liable to this corporation or its shareholders, and no such person may be sued by the corporation or its shareholders, for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of any such party (i) for any breach of a director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act, as amended from time to time.

               (b) Any repeal or modification of the provisions of the paragraph 10, directly or by the adoption of an inconsistent provision of this charter, shall not adversely affect any right or protection set forth herein in favor of a particular individual at the time of such repeal or modification.
          11. Each director shall hold office for a term of one year and until his successor shall have been elected and qualified or until his earlier resignation, removal from office or death.
          DATED: November 25, 1991.

/s/ Debra Lynn Finley
Debra Lynn Finley, Incorporator

ARTICLES OF AMENDMENT TO THE CHARTER OF
ASC DEVELOPMENT CORP.

To the Secretary of State
of the State of Tennessee:
          Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, as amended, the undersigned corporation adopts the following articles of amendment to its Charters
          1. The name of the corporation is ASC Development Corp.
          2. The text of the amendment adopted is:
     AMENDMENT NO. 1: Section 1 of the Charter shall be deleted in its entirety and amended to read as follows:
     “1. The name of the Corporation is Health Horizons of Nashville, Inc.”
          3. This amendment was duly adopted by written consent on May 26, 1992 by the board of directors and shareholders of the Corporation.
          4. The amendments are to be effective upon filing of these articles by the Secretary of State.
          Dated May 26, 1992.

HEALTH HORIZONS OF NASHVILLE, INC. (formerly ASC Development Corp.)
By:	/s/ Michael W. Barton
Michael W. Barton, President